Exhibit 99.1

Brigham Exploration Announces Successful Southern Louisiana Development Well
and Provides an Operational Update

          AUSTIN, Texas, Jan. 31 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced that it is completing its third Bayou Postillion well which encountered approximately 80 feet of apparent net pay including an unexpected pay interval.  Brigham also announced early encouraging production from the Viola in its Mills Ranch 96 #1 well and provided an operational update.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO
DRILL

Conventional Wells	Objective	WI%	NRI	Status / Comments

Cotten Land #3	Oligocene	47%	33%	Completing, encountered ~30’ pay in objective sand plus another sand with ~50’ additional quality pay

Mills Ranch 96 #1	Hunton	68%	56%	Producing ~3.0 MMcfed from Viola prior to completing primary Hunton pay intervals

Sullivan C-33	Vicksburg	100%	76%	Floyd Fault Block Field well initially produced 9.5 MMcfed, currently 10.6 MMcfed

Dawson #1S	Vicksburg	100%	76%	Drilling sidetrack to offset high rate Triple Crown Field Sullivan F-33 @ 10,420’, results late February

Sullivan C-35	Vicksburg	100%	76%	Expected February spud of Triple Crown well, potentially proving up additional potential locations and reserves

Sullivan State #14	Vicksburg	100%	76%	Expected early April spud of Triple Crown Field Upper and Lower Vicksburg development well

Sullivan C-34	Vicksburg	100%	76%	Expected May spud of Home Run well, potentially proving up additional potential locations and reserves

Marie Snyder #1	Oligocene	13%	10%	Completing after finding apparent pay intervals filled to base

Cotten Land #4	Oligocene	41%	29%	Planned May spud of offset to Cotten Land #1, which continues to produce approximately 15 MMcfed

Mills Ranch 98 #2	Hunton	100%	75%	Remediation underway to repair well producing approx. ~3.3 MMcfed prior to casing problem

Resource Plays	Objective	WI%	NRI	Status / Comments

Mill Trust. 1-12H	Mowry	39%	30%	Early Feb. planned frac of 415’ of open hole lateral, remaining 885’ cased hole remains for future completion

Krejci Fed. #3-29H	Mowry	50%	40%

Early oil production after fracs in 1,400’ cased hole, additional borehole clean up and pump optimization likely required before commingling with open hole section that produced 120-160 Bopd and 120 Mcfgd

Werner #1-14H	Mowry	50%	40%	Planned late February spud of 1st well in continuous rig line planned for Mowry development in 2007

State #1-16H	Mowry	50%	40%	Planned late March spud of 2nd well in continuous rig line planned for Mowry development in 2007

Erickson 8-17 1-H	Bakken	100%	79%	Producing to sales @ recent rate of 158 Bo and 104 Mcfg per day subsequent to frac and clean up

Mracheck 15-22 1-H	Bakken	100%	77%	Pre frac production rate of 50 Bopd on rod pump, planning to fracture stimulate in late first quarter

          Gulf Coast Exploration Trend

          Southern Louisiana Bayou Postillion Project, Iberia Parish -- Brigham has successfully drilled and is currently completing the Cotten Land #3, which encountered approximately 80 feet of apparent net pay in two intervals. Approximately 30 feet of apparent net pay was found in the primary objective, which was encountered approximately 250 feet structurally high to the previously drilled Marie Snyder #1 well.  The Marie Snyder #1 is in the process of being completed with approximately 40’ of net pay.  Brigham completed its initial Bayou Postillion discovery well, the Cotten Land #1, from this same interval in August 2006 with 34’ of net pay.  The Cotten Land #1 continues to produce at a rate of approximately 15 MMcfe per day.

          The Cotten Land #3 also encountered roughly 50 feet of apparent high quality net pay in a shallower interval, which will likely remain behind pipe for future completion.  Down hole formation tests were conducted which indicated original reservoir pressures, excellent reservoir quality and the productivity of the unanticipated pay interval.  Brigham operates the Cotten Land #3 with an approximate 47% working interest, and expects the well to commence production to sales in the second quarter.  In May, Brigham expects to commence another development well in the field, the Cotten Land #4, which is expected to encounter the primary pay interval structurally flat to that in the Cotten Land #1 and approximately 250 feet high to that in the Cotten Land #3.  Penn Virginia (NYSE: PVA) also retained a significant working interest in the Cotten Land #1, the Cotten Land #3, and the planned Cotten Land #4 wells. While Brigham operates the drilling of these wells, Penn Virginia operates the wells during production to sales.

          Bud Brigham, the Chairman, President and CEO stated, “As we exited 2006, we had one well producing approximately 15 MMcfe per day in Bayou Postillion. By the end of the second quarter, we should have three significant wells on line, with a fourth well drilling.  The new pay interval encountered highlights the additional potential provided in this project.  We therefore plan to continue to grow our activity in this area.”

          Gulf Coast Vicksburg Development

          Floyd Fault Block Field Update -- The Sullivan C-33 was completed to sales from the shallowest pay interval in early January at an initial rate of approximately 6.1 MMcf of natural gas and 570 barrels of oil (9.5 MMcfe) per day.  Subsequently, the temporary plugs below the shallowest pay interval were drilled out in order to commingle the two lower fracture stimulated intervals. After completing this operation, production for the well increased to approximately 7.8 MMcf of natural gas and 458 barrels of oil (10.6 MMcfe) per day.  Brigham retains a 100% working interest in the Sullivan C-33, subject to a 33% back-in after payout.

          Triple Crown Field Development -- Brigham is currently drilling the Dawson #1S, a sidetrack of the previously drilled Dawson #1 well, at a depth of approximately 10,420 feet.  The Dawson #1S is the east offset to the Sullivan F-33, and is expected to test the same Upper Vicksburg pay intervals, which includes the Dawson sand pay zone that began producing in the Sullivan F-33 at a rate of 9.5 MMcfe per day.  The Dawson #1S will also test the Loma Blanca, 9800’ and Brigham sand intervals, which remain behind pipe in the F-33. Results for the Dawson #1S are expected in late February.

          In mid-February, Brigham plans to commence the Sullivan C-35.  The Sullivan C-35 is expected to develop various Upper Vicksburg intervals, including the Dawson sand, and potentially prove up additional Upper Vicksburg reserves.  Results for the Sullivan C-35 are expected in late May.

          Following the Sullivan C-35, Brigham plans to commence the Sullivan #14, which is expected to test additional reserve potential in the Upper and Lower Vicksburg.  Results for the Sullivan #14 are expected in late May.

          Home Run Field Development -- In May, Brigham plans to commence the Sullivan C-34, a significant development well in its Home Run Field.  Based on recent well results and an updated interpretation, the Sullivan C-34 appears to be a structurally high location at various Lower Vicksburg intervals in the Home Run Field, and could potentially prove up additional locations and reserves during 2007.  Brigham expects to retain a 100% working interest in the Sullivan C-34 subject to a 66% back-in at 350% payout.  Results are expected in May.

          Bud Brigham stated, “As was the case in 2005 and 2006, we expect our 2007 drilling in the Vicksburg to generate meaningful production and proved developed reserve growth for the company.  However, several of our near term wells, including the Sullivan C-35, the Sullivan #14, and the Sullivan C-34, also provide potential to add to our already deep inventory of Vicksburg developmental drilling locations.”

          Anadarko Basin Hunton Development

          Mills Ranch Field Update -- Brigham successfully isolated and stimulated the Viola section, which is below the main Hunton pay sections in the Mills Ranch 96 #1.  Production from the Viola commenced on January 20th at an initial rate of approximately 8.5 MMcfed and hyperbolically declined to approximately 3.0 MMcfed prior to being shut in on January 29th.  Operations are currently underway to seal off the water bearing Chimneyhill section and subsequently add multiple pay sections in the upper, middle, and lower Hunton formation.  The company expects these operations to be completed in the first quarter, at which time Brigham plans to commingle the Hunton and Viola pay intervals for production to sales.  Brigham operates the Mills Ranch 96 #1 with an approximate 68% working and 56% revenue interest, with Panhandle Royalty (Amex: PHX) participating with an approximate 10% working and 13% revenue interest.

          Bud Brigham stated, “We’re very pleased with the early production from the Viola section in our Mills Ranch 96 #1 discovery.  Although we have very limited history with the Viola in this field, we are excited to the have incremental production to what we are expecting to get from the Hunton.  The Hunton pay zones encountered in the Mills Ranch 96 #1 appear to be comparable to our Mills Ranch 97 #1, which has produced over 6 Bcfe in six years of production, and which continues to produce with a very shallow decline.”

          Resource Plays

          Powder River Basin Mowry Shale Play -- Completion operations are continuing on Brigham’s 1st two horizontal Mowry wells.  Brigham expects to fracture stimulate the outer 415 feet of open hole interval in the Mill Trust 1-12H later this week.  Subsequent to testing the open hole section, Brigham will production test the remaining 885 feet of the lateral, which is currently behind production casing.

          Brigham successfully fracture stimulated the 1,381 foot cased hole portion of its first horizontal Mowry well, the Krecji #3.  The Krecji was previously production tested in the outer 219 foot open hole section, and subsequent to the stimulation and the installation of pumping equipment the well was producing from this open hole interval at rates of between 120 and 160 barrels of oil and approximately 120 Mcf of natural gas per day.  Subsequent to the stimulation the well is producing oil, though the pumping equipment has not been optimized and therefore a stabilized rate has not been measured.

          In late February, Brigham plans to commence the Werner #1-14H, its third horizontal Mowry test, which should reach total depth in March.  The same rig will then be utilized to drill the Krejci #1-22H, which should reach total depth by early May.  Brigham currently plans to keep this rig active drilling Mowry wells throughout 2007.  Brigham owns a 50% interest in its Mowry joint venture, with American Oil and Gas, Inc. (Amex: AEZ) retaining a 45% interest and privately-held North Finn retaining 5%. Brigham’s acreage holdings in the play have grown to approximately 63,000 net acres.  With success, assuming 160 acre spacing, over 700 gross, or up to 393 net locations could be drilled to fully develop Brigham’s acreage position.

          Williston Basin Bakken -- Subsequent to fracture stimulation and the installation of rod pump, Brigham’s second horizontal Bakken well, the Erickson 8-17 1-H, commenced production on January 22nd at an early rate of approximately 227 barrels of oil, 100 Mcf of natural gas and 212 barrels of water per day.  On January 29th, the Erickson 8-17 1-H produced approximately 158 barrels of oil, 104 Mcf of natural gas and 70 barrels of water per day.  A substantial amount of load water from the fracture stimulation remains to be recovered.  Partly as a result, the well is experiencing intermittent flowing, pumping and slugging of production, thus stabilized pumping and production for the well has yet to be achieved.

          Brigham’s third horizontal Bakken well, the Mracheck 15-22 1-H, has been producing on a rod pump at a rate of between 40 and 50 barrels of oil per day. A fracture stimulation for the Mracheck is scheduled for March.   Brigham has grown its acreage position in the Bakken to approximately 122,000 net acres, approximately 67,000 of which are in Montana, where the company controls all stratigraphic rights, and approximately 55,000 in North Dakota, where the company’s rights are limited to the Bakken.

          Bud Brigham stated, “We remain very positive about our early results in the Mowry.  Given that we have the opportunity with these early wells to test various drilling and completion procedures, we are taking our time to fully production test and complete these wells to sales.  With the commencement of our rig line in the play in February, we will be focused on cost effectively and timely completing wells to optimize our production and reserve additions for 2007.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Rob Roosa, Finance Manager
                              (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                              01/31/2007
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP PVA PHX AEZ)